Exhibit 5.2

[Letterhead of Andre D. Dorval]
January 22, 2007

Yarde Metals, Inc.
45 Newell Street
Southington, CT 06489

Re:	Yarde Metals, Inc. Registration Statement on Form S-4

Dear Sir/Madam:

As special counsel to Yarde Metals, Inc., a Connecticut corporation (“Connecticut Guarantor”) I have been requested to render this opinion in connection with the Registration Statement on Form S-4 (File No. 333-139790), which was filed with the Securities and Exchange Commission (the “SEC”) on January 3, 2007, under the Security Act of 1933, as amended (the “Securities Act”), by the Connecticut Guarantor, Reliance Steel & Aluminum Co., a California corporation and an affiliate of the Connecticut Guarantor (“Reliance” or “Issuer”), and certain other affiliates of the Connecticut Guarantor listed therein (the Non-Connecticut Guarantors” and, together with the Connecticut Guarantor, the “Guarantors”), and Amendment No. 1 thereto, to be filed with the SEC, under the Securities Act by the Issuer and the Guarantors (such registration statement, as so amended, the “Registration Statement”).

The Registration Statement relates to the proposed offer of the Issuer to exchange (the “Exchange Offer”) up to $350,000,000 aggregate principal amount of new 6.200% Senior Notes due 2016 and $250,000,000 aggregate principal amount of new 6.850% Senior Notes due 2036 (collectively, the “New Notes”) for any and all outstanding 6.200% Senior Notes due 2016 and 6.850% Senior Notes due 2036 (the “Old Notes”) in each case issued in a private offering by the Issuer on November 16, 2006, which have certain transfer restrictions. (The Old Notes and the New Notes are sometime hereinafter collectively referred to as the “Notes”). The Indenture for the Notes dated as of November 20, 2006 (the “Indenture”), among the Issuer, the Guarantors

Yarde Metals, Inc.
January 22, 2007
Page two
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and Wells Fargo Bank, National Association, as trustee (the “Trustee”) provides for the guarantee of the New Notes by (i) the Connecticut Guarantor to the extent set forth in the Indenture (the “Connecticut Guarantees”) and (ii) the Non-Connecticut Guarantor to the extent set forth in the Indenture (the “Non-Connecticut Guarantees” and, together with the Connecticut Guarantees, the “Guarantees”).

For purposes of this opinion I have examined:

1.	The Registration Statement;

2.	The Certificate of Incorporation of Yarde Metals, Inc. dated November 4, 1977 as subsequently amended Certified by the Secretary of Yarde Metals, Inc.;

3.	The Resolutions adopted on November 6, 2006 by the Board of Directors of Yarde Metals, Inc. certified by the Secretary of the Connecticut Guarantor;

4.	An executed copy of the Indenture;

5.	An executed copy of the Registration Rights Agreement related to the Notes, Dated November 20, 2006, by and among the Issuer, the Guarantors, and Citigroup Global Markets, Inc. and J.P. Morgan Securities, Inc.;

6.	The forms of the New Notes; and

7.	Such other documents as I deem necessary for the purpose of rendering this opinion.

With respect to the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted by me as certified or reproduced copies.

Yarde Metals, Inc.
January 22, 2007
Page three
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As special counsel to the Connecticut Guarantor, I am not necessarily familiar with all of the Connecticut Guarantor’s affairs.

Based on the foregoing, I am of the opinion that the Connecticut Guarantees have been duly authorized and, assuming due execution, authentication and delivery in accordance with the provisions of the Indenture and the Exchange Offer, the Connecticut Guarantees will constitute valid and binding obligations of the Connecticut Guarantor enforceable in accordance with their terms. In expressing the opinion set forth in this letter, I have assumed that the form of the New Notes and the Connecticut Guarantees will conform to those included in the Indenture.

My opinion set forth in this letter is subject to the effect of (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors generally, and (ii) limitation imposed by general principles of equity, regardless of whether the relevant matter is considered in proceedings at law or in equity, including, with respect to certain covenants and provisions of the Indenture, where the Trustee’s enforcement of such covenants or provisions under the circumstances or, in the specified manner, would violate a credit’s or secured party’s implied covenant of good faith and fair dealing.

I am a member of the Bar of the State of Connecticut and do not hold myself out as being an expert on laws other than the laws of the United States of America and the laws of the State of Connecticut.

This opinion is limited to the facts, circumstances and matters set forth herein and to laws currently in effect. No opinion may be inferred or is implied beyond matters expressly set forth herein, and I do not undertake and assume no obligations to update or supplement this opinion to reflect any facts or circumstances which may hereinafter come to our attention or any change in law which may hereafter occur.

This opinion is furnished for your benefits and the benefit of the holders of the New Notes referred to in the Registration Statement and may not be used or relied upon by any other person or entity or in connection with any other transaction without my prior written consent.

Yarde Metals, Inc.
January 22, 2007
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          I hereby consent to the reference to my firm under the heading “Validity of New Notes” in the Registration Statement and in the related prospectus and to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

/s/ Andre D. Dorval

ANDRE D. DORVAL